Exhibit 5.1

July 12, 2012

Cabot Corporation

Two Seaport Lane, Suite 1300

Boston, MA 02210

Re:	Cabot Corporation Registration Statement on Form S-3;

$250,000,000 aggregate principal amount of 2.550% Senior Notes due 2018 and

$350,000,000 aggregate principal amount of 3.700% Senior Notes due 2022.

Ladies and Gentlemen:

This opinion is furnished to you in connection with the issuance and sale of $250 million aggregate principal amount of 2.550% Senior Notes due 2018 and $350 million aggregate principal amount of 3.700% Senior Notes due 2022 (collectively, the “Notes”) by Cabot Corporation, a Delaware corporation (the “Company”). The Notes have been offered and sold pursuant to the above-referenced registration statement (the “Registration Statement”), filed on September 21, 2009 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”).

The Notes are being issued under an Indenture dated September 21, 2009 between the Company and U.S. Bank National Association, as trustee, as supplemented by a second supplemental indenture dated as of the date hereof (together, the “Indenture”).

We have acted as counsel for the Company in connection with the offering of the Notes. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

Based upon the foregoing, we are of the opinion that, when the Notes have been duly executed and authenticated as provided in the Indenture and delivered against payment therefor, such Notes will be the valid and legally binding obligations of the Company and will be entitled to the benefits of the Indenture, subject to (i) bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors and (ii) general principles of equity, regardless of whether applied in proceedings in equity or law.

We hereby consent to the incorporation by reference of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus Supplement relating to the Notes under the caption “Validity of notes.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP